Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Forms S-8 Nos. 333-227965, 333-230164, 333-236701 and 333-253530) Amended and Restated 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Allogene Therapeutics, Inc., and
(2)Registration Statement (Form S-3 No. 333-234516) of Allogene Therapeutics, Inc.;

of our reports dated February 23, 2022, with respect to the consolidated financial statements of Allogene Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Allogene Therapeutics, Inc. included in this Annual Report (Form 10-K) of Allogene Therapeutics, Inc. for the year ended December 31, 2021.
/s/ Ernst & Young LLP
Redwood City, California
February 23, 2022